CLASS A-1 NOTE
                        SUBORDINATION AGREEMENT


     THIS AGREEMENT is dated on and as of the date last shown below between EVANGELICAL CHRISTIAN CREDIT UNION (the "Lender") and MINISTRY PARTNERS INVESTMENT CORPORATION (the "Company").

  Section I.  SUBORDINATION OF CREDIT LINE

     The Lender hereby agrees to subordinate to the payment of the Company's Class A Notes and Class A-1 Notes, as set forth herein, the repayment of loans by Lender under that certain Business Loan Agreement dated, June 1, 1994, as it has or may be extended, renewed or modified and any other loans as the Lender may from the date hereof, continue, or in the future make, to the Company (together herein referred to as the "Credit Line"). Pursuant to the Credit Line, and subject to the terms and conditions set forth therein, the Company shall repay to the Lender any amounts loaned under the Credit Line, including interest and such other charges provided for therein (the "Advances") on such dates as therein set forth or on such other times as the Company may choose and the Lender may accept (any of which dates shall be referred to as a "Payment Date"). The Lender and the Company hereby irrevocably agree that up to an aggregate of $2,100,000 of any Advances by the Lender to the Company under the Credit Line shall be subject to this Agreement.

     Any Advance by the Lender to the Company under the Credit Line shall be used and dealt with by the Company as part of its capital and shall be subject to the risks of its business. The Company shall have the right to deposit any cash proceeds of any Advance in an account or accounts in its own name in any financial institution, including the Lender.

     The obligations of the Company under the Credit Line with respect to the repayment to the Lender of, and with respect to, any payment in connection therewith (a "Payment") shall, as provided herein, be and is subordinate in right of payment and subject to the prior payment or provision for payment in full of all claims of all other present and future holders of the Company's Class A-1 Notes , as such class may be authorized from time to time by the Board of Directors of the Company, arising out of any occurrence prior to the date on which a Payment is, or is to be, made. For the purposes of this Agreement, however, Class A-1 Notes shall not include any such notes then held by the Lender, or the officers or directors of the Lender or of the Company.

  Section II.  PERMISSIVE PREPAYMENTS

     The Company may make a Payment of its obligation under the Credit
  Line only after the first (1st) day and before the sixteenth (16th) day of a calendar month and only if after giving effect thereto (and to all payments under any other subordination agreements then outstanding, the maturity or accelerated maturity of which are scheduled to fall due within 30 days after the date such Payment is to occur), without reference to any projected profit or loss of the Company, the Tangible Net Worth of the Company would not be less than two million, one hundred thousand dollars ($2,100,000) or sixteen and sixty-seven one-hundredths percent (16.67%) of the Company's Tangible Net Worth, whichever is less, as shown on the balance sheet of the Company prepared by the Company in its customary manner on a consistent basis according to the generally accepted accounting principles applied by the Company's independent auditors in connection with the preparation of the Company's year-end audited financial statements, dated as of the last day of the month immediately preceding the month in which the Payment is sought to be made. For the purposes of this Agreement, "Tangible Net Worth" shall mean the greater amount thereof within the meaning set forth in the Loan and Standby Trust Agreement relating to the Class A Notes or the Class A-1 Notes (the "Loan Agreement").

  Section III.  SUSPENDED PAYMENTS

     In the event the foregoing conditions in Section II cannot be satisfied, the Payment shall be suspended. The Company agrees that if its obligation to make a Payment is Suspended in whole or in part for a period of two years, the Company will, unless otherwise directed in writing by the Lender, thereupon commence a rapid and orderly complete liquidation of its business. The date on which the liquidation commences shall be the maturity date for the balance owed on the Credit Line.

  Section IV.  LENDER'S RIGHT TO ACCELERATE THE MATURITY OF THE PAYMENT
                OBLIGATION (OPTIONAL)

     By written notice to the Company at its principal office, the Lender may accelerate maturity of the balance owed under the Credit Line in accordance with the terms thereof. However, the right of the Lender to receive payment together with accrued interest or compensation shall remain subordinate as required by the provisions hereof.

     In the event of the appointment of a receiver or trustee of the Company or in the event of its insolvency, liquidation pursuant to bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshaling of the assets and liabilities of the Company, all amounts owed under the Credit Line shall mature, and the holder thereof shall not be entitled to participate or share, ratably or otherwise, in the distribution of the assets of the Company until all claims of all holders of the Class A Notes and the Class A-1 Notes, whose claims are senior hereto, have been fully satisfied.

  Section V.   ACCELERATED MATURITY UPON THE OCCURRENCE OF AN EVENT OF DEFAULT

     If the liquidation of the business of the Company has not already commenced, the amounts owed under the Credit Line shall mature, together with accrued interest or compensation upon the occurrence of an Event of Default, as hereinafter defined. Further, if liquidation of the business of the Company has not already commenced, the rapid and orderly liquidation of the business of the Company shall then commence upon the happening of an Event of Default, and the date of said Event of Default shall be the date on which such obligations of the Company with respect to all other subordination agreements then outstanding shall mature. Events of Default which may be included shall be limited to:

     (a) Default on more than 35% of the outstanding principal balance of the Class A Notes or the Class A-1 Notes for a continuous period of fifteen (15) days or more; or

     (b) Receivership, insolvency, liquidation pursuant to bankruptcy, assignment for the benefit of creditors reorganization whether or not pursuant to bankruptcy laws, or any other marshaling of the assets and liabilities of the Company.

  Section VI.  MISCELLANEOUS

     This Agreement shall not be subject to cancellation by either the Lender or the Company, nor may this Agreement be terminated, rescinded or modified by mutual consent or otherwise except as may be required of Lender in order to continue its activities as a credit union in good standing under federal and applicable state laws or as may be approved by a Majority Vote of the Holders of the Class A-1 Notes.

     The provisions of this Agreement shall be binding upon the Lender, its administrators, successors and assigns. This instrument embodies the entire agreement between the Company and Lender and no other evidence of such agreement has been or will be executed. This Agreement shall be deemed to have been made under, and shall be governed by, the laws of the State of California in all respects.

     IN WITNESS WHEREOF, the parties have executed this Agreement on this 19th day of November, 1997.

                              "LENDER"

                              EVANGELICAL CHRISTIAN CREDIT UNION

                                By: /s/ Mark G. Holbrook
                                    Mark G. Holbrook,
                                    President/CEO


                              "COMPANY"

                              MINISTRY PARTNERS INVESTMENT CORPORATION

                                By: /s/ John C. Garmo
                                    John C. Garmo,
                                    President